Exhibit 99.1

Blackbaud Completes Acquisition of MicroEdge
Acquisition expands company’s solution portfolio
to comprehensively serve the philanthropic market

Charleston, S.C. (October 2, 2014) - Blackbaud, Inc. (NASDAQ: BLKB), a leading global provider of software and services for nonprofits, today announced it has completed the acquisition of MicroEdge, LLC, an innovative provider of high-performance solutions that enable the worldwide giving community to organize, simplify and measure their acts of charitable giving.

Blackbaud purchased all of the outstanding equity interests of MicroEdge for an aggregate purchase price of $160 million, and financed the deal with cash on hand and borrowings under its existing credit facility.

“The addition of the cloud-based MicroEdge solution line to Blackbaud’s portfolio creates opportunity--like no other technology partner can provide--for customers to experience comprehensive, end-to-end solutions that not only serve, but connect funders, nonprofits and corporations,” said Blackbaud President and CEO Mike Gianoni. “For investors, we’re enthusiastic that this acquisition expands our total addressable market by over $600 million into the rapidly growing, worldwide philanthropic giving sector.”

The MicroEdge business will align with Blackbaud’s Enterprise Business Unit with operations continuing out of New York, Minnesota and other regional offices throughout the United States. Kris Nimsger, MicroEdge’s former CEO, will lead Blackbaud’s Foundation and Corporate Markets Group reporting to Joe Moye, president of Blackbaud’s Enterprise Business Unit. “I am extremely excited about the future for MicroEdge and for our clients as we join Blackbaud,” said former MicroEdge CEO Kristin Nimsger. “Our organizations are very well aligned with regard to our respective missions and cultures, and the combined new business is uniquely positioned to lead the philanthropic sector forward with innovative solutions, unparalleled insights, and a new level of transparency and visibility into the effectiveness of grantmaking and corporate social responsibility.”

Blackbaud will increase investment in and extend MicroEdge’s current technology solutions for grantmaking, corporate social responsibility and foundation management. The company also intends to embark on new research and development to provide connected solutions across the entire philanthropic spectrum while innovating in key areas including outcomes-based reporting, employee engagement, corporate social responsibility and more. “We’re most excited because, as a result of this acquisition, Blackbaud and MicroEdge are now able to harness the power of our combined capabilities in order to provide significant new value to our customers and the philanthropic marketplace,” said Joe Moye, president of Blackbaud’s Enterprise Business Unit.

Established in 1985, MicroEdge was a portfolio company of Vista Equity Partners and Bregal Sagemount prior to this acquisition.

About Blackbaud

Serving the nonprofit and education sectors for more than 30 years, Blackbaud (NASDAQ:BLKB) combines technology and expertise to help organizations achieve their missions. Blackbaud works with more than 30,000 customers in over 60 countries that support higher education, healthcare, human services, arts and culture, faith, the environment, private K12 education, animal welfare and other charitable causes. The company offers a full spectrum of cloud-based and on-premise software solutions and related services for organizations of all sizes including: fundraising, eMarketing, advocacy, constituent relationship management (CRM), financial management, payment solutions, analytics, education solutions and vertical-specific solutions. Using Blackbaud technology, these organizations raise more than $100 billion each year. Recognized as a top company by Forbes, InformationWeek, and Software Magazine and honored by Best Places to Work, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, the Netherlands, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

About MicroEdge

Established in 1985, MicroEdge, LLC, is the leading provider of software and services to the giving community worldwide. MicroEdge solutions deliver a powerful, integrated, and open framework for efficient and effective charitable giving. The company is committed to providing the best technology toolset for foundations, corporations, government agencies, donors, advisors and financial institutions. Together, these tools help organizations to work with one another to raise, invest, manage and award charitable currency. MicroEdge is headquartered in New York City with regional offices throughout the U.S. and supports thousands of clients worldwide. MicroEdge is part of the Vista Equity Partners portfolio of software and technology-enabled companies. To learn more about MicroEdge, visit www.microedge.com.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with over $13.5 billion in cumulative capital commitments, currently invests in dynamic, successful software, data and technology-enabled organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

About Bregal Sagemount

Bregal Sagemount is a growth-focused private equity fund with $500 million in committed capital. Bregal Sagemount makes investments of $15 million to $150 million in market leaders in high growth segments. For more information, please see www.bregalsagemount.com.

Media Contacts

Nicole McGougan
Blackbaud, Inc.
843-654-3307
media@blackbaud.com

Kathy Krais
MicroEdge, LLC
646-237-3966
kkrais@microedge.com

Forward-looking Statements

This news release contains forward looking statements that involve a number of risks and uncertainties, as well as the expected benefits of the acquisition to Blackbaud. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.